Exhibit B

                 STOCK PURCHASE AGREEMENT
This Stock Purchase Agreement (this "Agreement"), dated this
13 day of January, 2003, by and between Pathfinder Bancorp, Inc., a Federal corporation (the "Company"), and Jewelcor Management, Inc., Seymour Holtzman, Evelyn Holtzman, Jewelcor, Inc., and
S.H. Holdings, Inc. (collectively "Seller").

RECITALS:
The Board of Directors of the Company has agreed to purchase
160,114 shares of common stock of the Company (the "Common
Stock") owned beneficially and of record by Jewelcor Management, Inc. ("JMI") and JMI has agreed to sell such shares of Common
Stock directly to the Company on the terms and conditions contained herein;

NOW, THEREFORE, in consideration of the premises and the agreements contained herein, the parties hereto, intending to be legally bound hereby, agree as follows:

1.	The Company shall purchase 160,114 shares of Common Stock
(the "Shares") directly from JMI (the "Purchase") in a privately negotiated transaction at a price of $14.60 per share or $2,337,664.40 in the aggregate ("Purchase Price"), with payment to be made and the stock to be delivered on a date to be mutually agreed upon by the parties to this Agreement, but in no event later than January 14, 2003, unless a later date is agreed to by the parties hereto
("Closing Date").

2.	Each party shall pay its own expenses related to the Purchase and this Agreement.

3.	On the Closing Date, JMI shall deliver (or cause his custodian to deliver) to the Company's transfer agent or other settlement agent designated for purposes of transferring the stock certificates representing the Shares being sold, the Shares duly endorsed for transfer. On the Closing Date, the Company shall remit payment to JMI for the Shares by wire transfer of immediately available funds in accordance with wire instructions furnished by JMI to the Company prior to the Closing Date. Alternatively, at the request of either
JMI or the Company, the Company shall pay to JMI's broker $2,337,664.40 representing the Purchase Price for the Shares, and Seller shall cause the Shares to be delivered through a broker to the Company or its transfer agent.

4.	In connection with the Purchase and the transactions associated therewith, Seller represents, warrants and covenants that: (i) it has the unqualified right to enter into this Agreement and JMI has the right to sell, assign and deliver the shares pursuant to this Agreement; (ii) JMI is the legal and beneficial holder of the Shares being transferred by it; (iii) such Shares shall be transferred to the Company free and clear of any and all liens, security interests or adverse claims of any kind; (iv) the sale and transfer of the Shares have been duly authorized by all necessary action and no other consent or approval is required; and (v) neither Seller nor any person that directly or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with the Seller (an "Affiliate") controls (as the term is defined in Rule 405 under the Securities Act of 1933, as amended) or owns of record or beneficially any securities of the Company other than the Shares.

5.	The Company represents, warrants and covenants to Seller
that: (i) the purchase of the Shares has been approved by the Company's board of directors and all other corporate action required to purchase the Shares has been obtained; and (ii) the purchase of the Shares does not violate the Company's charter or bylaws.

6.	(a) Seller hereby agrees that neither Seller, nor any Affiliate of Seller, shall, for a period of five (5) years from the date of this Agreement, acquire, or offer or agree to acquire, or act in concert with any Affiliate, group or other person to acquire, or offer or agree to acquire, directly or indirectly, beneficial or record ownership of, or the right to vote or any proxy representing, any shares of capital stock of the Company, or any successor to the Company (including, but not limited to, any company formed as a result of a conversion of Pathfinder Bancorp, MHC, from mutual to stock form), or any securities convertible into such capital stock. (b) Seller hereby agrees that neither Seller, nor any Affiliate of Seller, shall, for a period of five (5) years from the date of this Agreement, solicit or in any way advise in the solicitation of proxies in opposition to any proposal supported by the Board of Directors of the Company, or any successor to the Company.
(c) Seller and the Company hereby agree that this Agreement shall constitute notice to the Company of the withdrawal of a shareholder proposal submitted by JMI for inclusion in the Company's proxy statement for the 2003 Annual Meeting of Stockholders (the "Shareholder Proposal"). The Shareholder Proposal was submitted in a letter to the Company from JMI dated November 26, 2002. (d) Seller hereby agrees for a period of five (5) years from the date of this Agreement not to otherwise act, alone or in concert with others, to seek to control or influence the management, board of directors or policies of the Company, or any successor to the Company. (e) Concurrent with the execution of this Agreement, Seller agrees to deliver a Stipulation Discontinuing Action in the form attached hereto as Exhibit A, signed by its legal counsel, to the Company's legal counsel terminating with prejudice its lawsuit styled Jewelcor Management, Inc. v. Pathfinder Bancorp, Inc., et al., currently pending in the United States District Court for the Northern District of New York. The Stipulation shall be held in escrow by Company counsel and will not be presented to the Court until the Purchase Price has been received by JMI. (f) Seller acknowledges that the Company would not have an adequate remedy at law for money damages in the event that the foregoing covenants were not performed in accordance with their terms and therefore agrees that the Company shall be entitled to specific enforcement of the terms hereof in addition to any other remedy to which it may be entitled, at law or in equity.

7.	Seller hereby releases and discharges the Company (and its
present and former directors, officers, employees, successors, assigns, subsidiaries and affiliates), from all manner of claims, actions, causes of action or suits, in law or equity, including any of the claims asserted in the lawsuit referenced in paragraph 6(e) and/or, which Seller now has, or may have by reason of any matter, cause or thing whatsoever arising out of or in connection with the Shares being purchased from Seller by the Company in accordance with this Agreement, including but not limited to the purchase price or any future price paid for Common Stock to other parties by the Company or any other party.

8.	The Company hereby releases and discharges Seller, from all manner of claims, actions, causes of action or suits, in law or equity, which the Company now has, or may have by reason of any matter, cause or thing whatsoever arising out of or in connection with the filing of the lawsuit referenced in paragraph 6(e) and/or the shares being purchased from Seller by the Company in accordance with this Agreement, including but not limited to the purchase price or any future price paid for Common Stock to other parties by the Company or any other party.

9.	This Agreement may be terminated at the election of either the Company or Seller if the Closing Date shall not have occurred on or before thirty (30) calendar days from the date of execution of this Agreement, or such later date as may be agreed to in writing by the parties; provided that no party may terminate this Agreement pursuant to this section 9, if the failure of the Closing Date to have occurred on or before said date was due to such party's failure to comply with and/or breach of its obligations under this Agreement. In the event of termination of this Agreement pursuant to this section 9, this Agreement shall become void and shall have no further force or effect.

10.	This Agreement shall be binding upon and shall inure to the benefit of and be enforceable by the successors and assigns, and transferees by operation of law, of the parties hereto. Except as otherwise expressly provided for herein, this Agreement shall not inure to the benefit of, be enforceable by or create any right or cause of action in any person, including any stockholder of the Company, other than the parties hereto, or their respective successors and assigns and transferees by operation of law.

11.	This Agreement contains the entire understanding of the parties, and supercedes all prior agreements and understandings between the parties, with respect to its subject matter.

12.	This Agreement may be executed in counterparts, each of which shall be an original, but which together shall constitute one and the same agreement.

13.	This Agreement shall be subject to and governed by the substantive laws of the State of Delaware regardless of the laws that might otherwise govern under applicable principles of conflicts of law. Seller and the Company agree that any dispute regarding this Agreement will be set forth in a court, federal, state, or otherwise, located in the State of New York.


IN WITNESS WHEREOF, this Agreement has been signed by the undersigned on the dates indicated below.

Pathfinder Bancorp, Inc.


By:  	/s/ Thomas W. Scheider
	Thomas W. Schneider,
	President and Chief Executive Officer

Date:

Jewelcor Management, Inc.


By:  	/s/ Seymour Holtzman
	Seymour Holtzman, President

Date:

Jewelcor, Inc.


By:  	/s/ Seymour Holtzman
	Seymour Holtzman, President

Date:

S. H. Holdings, Inc.


By:  	/s/ Seymour Holtzman
	Seymour Holtzman, President

Date:

Evelyn Holtzman

     /s/ Evelyn Holtzman

Date:

Seymour Holtzman

	/s/ Seymour Holtzman

Date:

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Exhibit A





UNITED STATES DISTRICT COURT
NORTHERN DISTRICT OF NEW YORK


JEWELCOR MANAGEMENT, INC.,

			Plaintiff,

	vs.

PATHFINDER BANCORP, INC., et al.,

			Defendants.

STIPULATION
DISCONTINUING ACTION

Civil Action No. 01-CV-1799-FJS-DEP


	IT IS HEREBY STIPULATED AND AGREED, by and between the undersigned, the attorneys of record for the parties hereto, that whereas no party hereto is an infant or incompetent person for whom a committee has been appointed and no person not a party has an interest in the subject matter of the action, the above-entitled action, and the same hereby is, discontinued, with prejudice, and without costs or attorneys' fees to either party as against the other. This Stipulation may be filed without further notice with the Clerk of the Court.



HISCOCK & BARCLAY, LLP



By: _____________________
	Robert A. Barrer
	Bar Roll No. 101099

Attorneys for Defendants
Office and Post Office Address
Financial Plaza
Post Office Box 4878
Syracuse, New York 13221-4878
Telephone (315) 425-2704
Facsimile (315) 425-8544

LEVENE, GOULDIN & THOMPSON, LLC



By: _____________________
	Gary W. Farnetti
	Bar Roll No.

Attorneys for Plaintiff
Office and Post Office Address
450 Plaza Drive
Vestal, NY 13850
Telephone (607) 763-9200
Facsimile (607) 763-9212




IT IS SO ORDERED.

DATED:			, 2003
		Syracuse, New York

	___________________________________
	Chief U.S. District Judge


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